FOR IMMEDIATE RELEASE
Contact:	Maurice H. Sullivan, Jr.
Chairman and Chief Executive Officer
(617) 254-0707

PEOPLES FEDERAL BANCSHARES, INC. ANNOUNCES FISCAL THIRD QUARTER AND YEAR TO DATE RESULTS FOR FISCAL YEAR 2011

Brighton, Massachusetts, July 28, 2011. Peoples Federal Bancshares, Inc.  (the "Company") (Nasdaq: PEOP), the holding company for Peoples Federal Savings Bank (the "Bank"), announced fiscal third quarter and year to date earnings for the fiscal year ending September 30, 2011.  For the quarter ended June 30, 2011, the Company reported net income of $711,000 or $0.11 per share, basic and diluted, as compared to net income of $779,000 for the quarter ended June 30, 2010.  For the nine months ended June 30, 2011, the Company reported net income of $2.5 million or $0.38 per share, basic and diluted, as compared to net income of $2.5 million for the same period last year.  The Company’s mutual-to-stock conversion occurred on July 6, 2010, and therefore, earnings per share are not presented for periods where the shares were not outstanding for the entire period.

Net interest and dividend income for the quarter ended June 30, 2011 totaled $4.0 million as compared to $3.6 million for the quarter ended June 30, 2010.    Noninterest income totaled $445,000 for the quarter ended June 30, 2011 as compared to $430,000 for the same period last year.   Noninterest expense totaled $3.2 million for the quarter ended June 30, 2011 as compared to $2.8 million for the quarter ended June 30, 2010, reflecting higher salaries and employee benefits, and increases in other operating expenses in the 2011 period.

Net interest and dividend income for the nine months ended June 30, 2011 totaled $12.2 million as compared to $11.0 million for the nine months ended June 30, 2010.    Noninterest income totaled $1.4 million for the nine months ended June 30, 2011 as compared to $1.5 million for the nine months ended June 30, 2010, which included a $210,000 gain on the sales of available-for-sale securities.   Noninterest expense totaled $9.4 million for the nine months ended June 30, 2011 as compared to $8.1 million for the nine months ended June 30, 2010, reflecting higher salaries and employee benefits, increased professional fees associated with the operation as a public company and increases in other operating expenses in the 2011 period.

Since September 30, 2010, the Company's balance sheet has decreased by $8.0 million or 1.47%, to $537.9 million although net loans increased 6.4%.  Cash and cash equivalents decreased by $47.3 million to $66.6 million at June 30, 2011 from $113.9 million at September 30, 2010.  Loans, net increased by $24.2 million or 6.41% during the period.  The loan increase was primarily due to lending in the residential and commercial real estate loan categories.  As of June 30, 2011, the decrease in cash and cash equivalents was mainly due to the funding of loan originations, the purchase of securities and bank-owned life insurance and the repayment of long-term FHLB borrowings during the period.  Deposits decreased by $750,000 to $390.1 million at June 30, 2011 from $390.8 million at September 30, 2010.

Non performing assets totaled $2.2 million or 0.41% of total assets at June 30, 2011, as compared to $3.0 million or 0.54% of total assets at September 30, 2010.  Classified assets increased during the nine months ended June 30, 2011 to $12.9 million as compared to $6.7 million as of September 30, 2010. The increase in classified assets is primarily due to one lending relationship, totaling $4.9 million, collateralized by a construction loan and further collateralized by other residential properties, being classified substandard during the period.  The Company provided an additional $340,000 to the provision for loan losses during the nine months ended June 30, 2011, due to a $24.2 million increase in net loans as well as the increased amount of classified loans.

Maurice H. Sullivan, Jr., Chairman and Chief Executive Officer of the Company, commented that, “Peoples Federal Bancshares, Inc. recently completed its first year as a public company and during this past year our stockholders have provided tremendous support for the Company.  The Company is committed to managing the organization with an emphasis on judicious loan growth.  As of June 30, 2011, we have achieved loan growth while maintaining good quality as evidenced by the low non performing assets.  In addition, during the quarter recently ended, our full service branch location in West Newton, Massachusetts began operation.  This new branch is our first location in Middlesex County, Massachusetts and we look forward to expanding our franchise and serving customers in that portion of the greater Boston area.”

Certain statements herein constitute "forward-looking statements" and actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Peoples Federal Bancshares, Inc. is engaged and changes in the securities market. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

PEOPLES FEDERAL BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	June 30, 2011	September 30, 2010
	(Unaudited)
	(In thousands, except share data)

ASSETS
Cash and due from banks	$9,849	$9,154
Interest-bearing demand deposits with other banks and
money market mutual funds	45,713	66,888
Federal funds sold	3,041	12,505
Federal Home Loan Bank - overnight deposit	8,003	25,316
Total cash and cash equivalents	66,606	113,863
Investments in available-for-sale securities (at fair value)	25,541	23,596
Investments in held-to-maturity securities (at cost)	6,775	---
Federal Home Loan Bank stock (at cost)	4,339	4,339
Loans, net of allowance for loan losses of $3,376 as of June 30,
2011 (unaudited) and $3,203 as of September 30, 2010	401,904	377,664
Loans held-for-sale	---	260
Other real estate owned	---	795
Premises and equipment	3,680	3,257
Accrued interest receivable	1,524	1,589
Cash surrender value of life insurance policies	18,567	11,670
Deferred income tax asset, net	5,431	5,647
Other assets	3,496	3,257
Total assets	$537,863	$545,937

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$37,818	$35,359
Interest-bearing	352,271	355,480
Total deposits	390,089	390,839
Federal Home Loan Bank advances	23,000	33,000
Other liabilities	7,393	7,738
Total liabilities	420,482	431,577

Stockholders’ Equity:
Preferred stock, $.01 par value, 50,000,000 shares authorized, none issued	---	---
Common stock, $.01 par value, 100,000,000 shares authorized, 7,141,500
shares issued and outstanding	71	71
Additional paid-in-capital	69,409	69,331
Retained earnings	53,118	50,606
Accumulated other comprehensive income	68	65
Unearned ESOP shares	(5,285)	(5,713)
Total stockholders’ equity	117,381	114,360
Total liabilities and stockholders’ equity	$537,863	$545,937

PEOPLES FEDERAL BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

	Three Months		Nine Months Ended
	Ended June 30,		June 30,
	2011	2010	2011	2010
	(Unaudited)
	(In thousands, except per share data)
Interest and dividend income:
Interest and fees on loans	$4,981	$5,113	$15,116	$15,730
Interest on debt securities:
Taxable	93	30	236	100
Other interest	25	36	99	71
Dividends on Federal Home Loan Bank stock	4	---	7	---
Total interest and dividend income	5,103	5,179	15,458	15,901
Interest expense:
Interest on deposits	875	1,097	2,601	3,566
Interest on Federal Home Loan Bank advances	183	443	611	1,335
Total interest expense	1,058	1,540	3,212	4,901
Net interest and dividend income	4,045	3,639	12,246	11,000
Provision for loan losses	120	---	340	300
Net interest and dividend income
after provision for loan losses	3,925	3,639	11,906	10,700
Noninterest income:
Customer service fees	204	208	605	614
Loan servicing fees	25	24	77	75
Net gain on sales of mortgage loans	13	91	136	171
Net gain on sales of available-for-sale securities	---	---	---	210
Income on cash surrender value of life insurance	157	102	397	318
Other income	46	5	206	64
Total noninterest income	445	430	1,421	1,452
Noninterest expense:
Salaries and employee benefits	2,103	1,818	6,071	5,215
Occupancy expense	187	192	626	596
Equipment expense	107	102	320	308
Professional fees	114	129	444	313
Advertising expense	83	35	146	109
Data processing expense	172	120	548	468
Deposit insurance expense	96	165	338	358
Other expense	304	251	933	715
Total noninterest expense	3,166	2,812	9,426	8,082
Income before income taxes	1,204	1,257	3,901	4,070
Income tax expense	493	478	1,389	1,572
Net income	$711	$779	$2,512	$2,498

Earnings per common share:
Basic	$0.11	N/A	$0.38	N/A
Diluted	$0.11	N/A	$0.38	N/A